[KPMG LETTERHEAD]

October 15, 2003

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Data Systems and Software, Inc. and, under the date of April 14, 2003, we reported on the consolidated financial statements of Data Systems and Software, Inc. as of and for the years ended December 31, 2002 and 2001. On October 9, 2003, we resigned. We have read Data Systems and Software, Inc.'s statements included under Item 4 of its Form 8-K dated October 15, 2003, and we agree with such statements.

Very truly yours,
KPMG LLP